THIS EXTENSION AGREEMENT made as of the September 30, 2009.

AMONG:

BROWNSTONE VENTURES (US) INC., a corporation duly incorporated under the laws of the State of Delaware

(herein called "Brownstone US ")

-and-

BROWNSTONE VENTURES INC. a corporation duly incorporated under the laws of the Province of Ontario

(herein called (“Brownstone Canada”)

-and-

DEJOUR ENTERPRISES LTD. a corporation duly incorporated under the laws of British Columbia

(herein called (‘Dejour Canada”)

-and-

DEJOUR ENERGY (USA) CORP., a corporation duly incorporated under the laws of the State of Nevada

(herein called "Dejour US")

WHEREAS Brownstone US and Dejour US entered into a Loan Agreement (the “Loan Agreement”) dated June 18th, 2008 in the amount of US$4,000,000 (Four million U.S. dollars 00/100) (the “Loan;

AND WHEREAS Brownstone US and Dejour US entered into a Settlement Agreement dated June 22, 2009 (the “Settlement Agreement”) whereby both parties  agreed to cancel the Loan Agreement by converting US$2,000,000 (two million U.S. dollars 00/100) to both common shares of Dejour Canada and share purchase warrants of Dejour Canada and to amend the terms and conditions of the remaining balance of the loan, in the amount of US$1,780,000 by amending its  terms and conditions provisions as specified in the Settlement Agreement;

AND WHEREAS Brownstone Canada and Dejour Canada wish to extend the due date to November 1, 2010 for the New Loan as defined in the Settlement Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and for other good and valuable consideration and the payment of one dollar ($1.00) by each party to the other, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree each with the other as follows:

TERMS OF SETTLEMENT AGREEMENT

1.	The principle amount still owing on the New Loan is now CDN $2,070,140(Two million, seventy thousand, one hundred and forty) as of September 30, 2009;

2.	The New Loan due of July 1, 2010 is extended to November 1, 2010. Dejour Canada may re-pay any amount of the Loan and interest at any time prior to the due date without penalty;

3.	All of the other terms and conditions of the New Loan shall remain in full force and effect during the term of this agreement.

NOTICE

3.	(a) Any notice or any other communication which is hereunder required must be in writing and transmitted by fax or hand delivered:

to Brownstone Canada and Brownstone USA:

Brownstone Ventures (US) Inc.
The Exchange Tower
130 King Street West
Suite 2500
Toronto, Ontario
M5X 1A9

Fax:     (416) 941-1090

to Dejour USA:

Dejour Energy (Energy) USA Corp.
1401 17th Street, Suite 300
Denver, CO. 80202.

Fax:     (604) 638-5051

To Dejour Canada:

Dejour Enterprises Ltd.
Suite 598-999 Canada Place
Vancouver BC V6C 3E1

Fax:     (604) 648-5051

or, with respect to each party, to any other address or fax number that may be designated by a party by a written notice given to the other party.

(b) the notices or communications provided for in subparagraph 6(a) above shall be presumed to have been received the day they are sent, if delivered by hand or if transmitted by fax during normal business hours; failing this, the fax transmission shall be deemed to have been received the next business day in the jurisdiction of the recipient.

GENERAL

4.	The headings of the paragraphs of this Agreement are inserted for convenience of reference only and shall not affect the meaning or construction hereof.

5.	Words referring to one gender shall include reference to any other gender.

6.	The parties to this Agreement undertake to execute, at any time, any deed, and thing or document necessary or required to give full effect to this Agreement.

7.
No modification or amendments to this Agreement shall be valid and binding unless set forth in writing and duly executed by all parties hereto and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give same and, unless otherwise provided, shall be limited to the specific breach waived.

8.	Time is of the essence in this Agreement.

9.	This Agreement shall be construed in accordance with the laws of the Province of British Columbia.

10.	This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns.

11.	This Agreement may be executed by the parties hereto at different times and in different places without the parties hereto being in each other’s presence.

IN WITNESS WHEREOF the parties hereto have executed this Agreement in duplicate on the date first above written.

BROWNSTONE VENTURES (US) INC.

Per:

BROWNSTONE VENTURES INC.

Per:

DEJOUR ENERGY (USA) CORP.

Per:

DEJOUR ENTERPRISES LTD.

Per: